STATE OF MONTANA

11788887
Montana Secretary of State
Filed: August 07, 2018 08:13 AM
BID: D1090130

Articles of Incorporation

Certiplex Corporation (D1090130)

General Details

Handling Option	24 Hour Priority Handling
Delayed Effective Date	
Corporate Type	General For Profit Corporation
Business Entity Name	Certiplex Corporation

Registered Agent in Montana

Entity Name	ALL DAY $49 MONTANA REG AGENT LLC
Street Address	1001 S MAIN STREET STE 49, KALISPELL, Montana, 59901, United States
Mailing Address	Same as Street Address
Registered Agent Type	Commercial

The appointment of the registered agent listed above is an affirmation by the represented entity that the agent has consented to serve as a registered agent.
Yes

Term	Perpetual
Purpose	Business

Incorporators

Individual

Name	Varton Wayne Berian
Status	Active
Business Mailing Address	1001 S Main St, Suite 49, Kalispell, Montana, 59901, United States

Directors

Name	Varton Berian
Status	Active
Business Mailing Address	1001 S Main St, Suite 49, Kalispell, Montana, 59901, United States
Position	Director

Shares

Share Name	Common
Authorized Shares	75000000
Share Par Value	0.0010

Signature

I have been authorized by the business entity to file this document online.
Yes

I, HEREBY SWEAR AND/OR AFFIRM, under penalty of law, including criminal prosecution, that the facts contained in this document are true. I certify that I am signing this document as the person(s) whose signature is required, or as an agent of the person(s) whose signature is required, who has authorized me to place his/her signature on this document.
Yes

Name	Varton Berian
Position	Incorporator
Date	08/07/2018

Daytime Contact

Phone	(1) 800-456-6211
Email	wbcertiplex@gmail.com